ANADIGICS Announces Change in Board Members and Amendment to CEO’s Employment Agreement

WARREN, NJ, January 04, 2010 -- ANADIGICS, Inc. (Nasdaq: ANAD), a leading provider of semiconductor solutions in the rapidly growing broadband wireless and wireline communications markets, today announced that Mr. Dennis Strigl has rejoined the Company’s Board of Directors as a Class I Director, filling the vacancy created by the resignation on December 31, 2009 of Mr. Gilles Delfassy due to his responsibilities as CEO of ST Ericsson.  Mr. Delfassy, however, will serve on the Company’s Technical Advisory Board along with Mr. David Fellows, a current Board member.  Additionally, the Company has amended the employment agreement between the Company and its CEO, Mr. Mario Rivas dated January 15, 2009 to extend the stated term of employment from December 31, 2010 to December 31, 2013.

Mr. Strigl previously served as a Director of ANADIGICS from January 2000 to May 2008. He was President and COO of Verizon Communications since January 2007 until his retirement on December 31, 2009 and was formerly the President and CEO of Verizon Wireless, one of the largest wireless communications providers in the US, since its formation in April 2000.

Mario Rivas, ANADIGICS’ Chief Executive Officer, commented “We are very pleased to welcome Dennis Strigl back as a member of the ANADIGICS Board of Directors and retain the services of Gilles Delfassy on our Technical Advisory Board.  Both Dennis and Gilles have tremendous managerial and technical experience from the wireless industry. Our Board and management team look forward to benefiting from their perspectives and expertise.”

About ANADIGICS, Inc.

ANADIGICS, Inc. (Nasdaq: ANAD - News) is a leading provider of semiconductor solutions in the rapidly growing broadband wireless and wireline communications markets. Founded in 1985 and headquartered in Warren, NJ, the company's award-winning products include power amplifiers, tuner integrated circuits, active splitters, line amplifiers, and other components, which can be sold individually or packaged as integrated radio frequency and front end modules.  For more information, visit www.anadigics.com.

Safe Harbor Statement

Except for historical information contained herein, this press release contains projections and other forward-looking statements (as that term is defined in the Securities Exchange Act of 1934, as amended). These projections and forward-looking statements reflect the Company's current views with respect to future events and financial performance and can generally be identified as such because the context of the statement will include words such as "believe", "anticipate", "expect", or words of similar import. Similarly, statements that describe our future plans, objectives, estimates or goals are forward-looking statements. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results and developments could differ materially from those projected as a result of certain factors. Important factors that could cause actual results and developments to be materially different from those expressed or implied by such projections and forward-looking statements include those factors detailed from time to time in our reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and those discussed elsewhere herein.

Investor Relations
Thomas Shields
ANADIGICS, Inc.
141 Mt. Bethel Road
Warren, NJ  07059
Tel: +1 908 412-5995
E-mail: tshields@anadigics.com